EXHIBIT 10.4B

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of March 14, 2012 (the “Effective Date”) by and between Oxford Resources GP, LLC, a Delaware limited liability company (“Company”), and Gregory J. Honish (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed with Company, which is the general partner of Oxford Resource Partners, LP (“Oxford LP”), pursuant to that certain Employment Agreement effective as of July 19, 2010 (the “Existing Agreement”); and

WHEREAS, effective as of the Effective Date, Company and Executive desire to amend the Existing Agreement in certain respects and, for such purpose, the parties are entering into this Agreement to replace and supersede the Existing Agreement in its entirety;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows, effective as of the Effective Date:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Effective as of the Effective Date, and continuing for the period of time set forth in Article 2 of this Agreement, Executive’s employment with Company shall be subject to the terms and conditions of this Agreement.

1.2 Positions. From and after the Effective Date, Company shall employ Executive in the position of Senior Vice President, Operations reporting to the Chief Executive Officer of Company, or in such other positions as the parties mutually may agree.

1.3 Duties and Services. Executive agrees to serve in the position referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time, provided that in the event of any inconsistency between such policies and any terms of this Agreement, the terms of this Agreement shall control.

1.4 Other Interests. Executive agrees, during the period of his employment by Company, to devote substantially all of his primary business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors of Company (the “Board”). The foregoing notwithstanding, the parties recognize and agree that Executive may engage in charitable and civic pursuits without the consent of the Board, as long as such pursuits do not conflict with the business and affairs of Company or its affiliates or interfere with Executive’s performance of his duties hereunder, which shall be in the sole determination of the Board.

1.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning Company’s business.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to continue the employment of Executive for the period beginning on the Effective Date and ending on December 31, 2013 (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if this Agreement has not been terminated pursuant to paragraph 2.2 or 2.3, then this Agreement shall automatically be extended for an additional one-year period, unless on or before the date that is 90 days prior to the first day of any such extension period either party shall give written notice (an “Expiration Notice”) to the other that no such automatic extension shall occur.

2.2 Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:

(i) upon Executive’s death;

(ii) upon Executive’s disability, which shall mean Executive’s becoming incapacitated by accident, sickness, or other circumstances which renders him mentally or physically incapable of performing the duties and services required of him hereunder for 90 or more days (whether or not consecutive) out of any consecutive 180-day period;

(iii) for “Cause,” which shall mean Executive has (a) engaged in gross negligence, gross incompetence or willful misconduct in the performance of the duties required of him hereunder; (b) refused without proper reason to perform the duties and responsibilities required of him hereunder; (c) willfully engaged in conduct that is materially injurious to Company or its affiliates (monetarily or otherwise); (d) committed an act of fraud, embezzlement or willful breach of fiduciary duty to Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of Company or an affiliate); or (e) been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony; or

(iv) at any time for any other reason, or for no reason whatsoever, in the sole discretion of the Board.

2.3 Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

(i) for “Good Reason,” which shall mean, in connection with or based upon (a) a material diminution in Executive’s responsibilities, duties or authority; (b) a material diminution in Executive’s base compensation; or (c) a material breach by Company of any material provision of this Agreement; or

(ii) at any time for any other reason, or for no reason whatsoever, in the sole discretion of Executive.

2.4 Notice of Termination. If Company desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it shall do so by giving a 30-day written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. If Executive desires to terminate his employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, he shall do so by giving a 30-day written notice to Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. In the case of any notice by Executive of his intent to terminate his employment hereunder for Good Reason, Executive shall provide Company with notice of the existence of the condition(s) constituting the Good Reason within 60 days after the initial existence of such condition(s) and Company shall have 30 days following Executive’s provision of such notice to remedy such condition(s). If Company remedies the condition(s) constituting the Good Reason within such 30 day period, then Executive’s employment hereunder or as a post-term employment continuation described in paragraph 4.1, as applicable, shall continue and his notice of termination shall become void and of no further effect. If Company does not remedy the condition(s) constituting the Good Reason within such 30 day period, Executive’s employment with Company shall terminate on the date that is 31 days following the date of Executive’s notice of termination and Executive shall be entitled to receive the payments and benefits described in paragraph 4.1 or 4.3, as applicable. The notice, remedy rights and termination timing provisions applicable under this paragraph 2.4 in the case of Executive’s election to terminate his employment for Good Reason are referred to collectively as the “Good Reason Termination Procedure.”

2.5 Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, an automatic resignation of Executive from the Board and from the board of directors or similar governing body of any affiliate of Company, and an automatic resignation from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.

ARTICLE 3: COMPENSATION AND BENEFITS

3.1 Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary of $210,000. Executive’s annual base salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) on an annual basis, and, in the sole discretion of the Board based upon the recommendation of the Compensation Committee, such annual base salary may be increased, but not decreased (except for a decrease that is consistent with reductions taken generally by other executives of Company), effective as of any date determined by the Board based upon the recommendation of the Compensation Committee. Executive’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

3.2 Bonuses and Incentive Compensation.

(i) Annual Bonus – For the calendar year in which falls the Effective Date, and thereafter during the period of this Agreement, Executive shall be eligible to receive an annual incentive performance bonus in an amount equal to up to 75% of his annual base salary (or such greater percentage, if any, as shall be approved by the Board based upon the recommendation of the Compensation Committee). The amount of Executive’s annual incentive performance bonus for any calendar year shall be approved from time to time by the Board based upon the recommendation of the Compensation Committee and shall be pro-rated for any period of employment with Company during a calendar year of less than 12 months. The Compensation Committee’s recommendations may take into account such criteria as it establishes in its discretion, including, without limitation, recommendations from the Chief Executive Officer of Company.

(ii) LTIP Awards – Executive shall be eligible to receive awards under the LTIP, as determined by the Board based upon the recommendation of the Compensation Committee. For purposes hereof, “LTIP” means Company’s Amended and Restated Long-Term Incentive Plan, effective on June 18, 2010, and if hereafter further amended by Company then as hereafter so further amended.

(iii) Change in Control Acceleration – In the event of a Change in Control (as defined in the LTIP in its form as in effect on the Effective Date), and notwithstanding any applicable vesting schedule, all awards granted to Executive under the LTIP shall immediately vest.

3.3 Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment (all of such benefits hereinafter collectively referred to as the “Other Benefits”):

(i) Business and Entertainment Expenses – Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

(ii) Vacation – For the calendar year during which the Effective Date falls, and thereafter for each calendar year during the period of this Agreement, Executive shall be entitled to three weeks of paid vacation (pro-rated for any period of employment with Company during such calendar year of less than 12 months) and to all holidays provided to executives of Company generally.

(iii) Other Company Benefits – Except as provided in paragraph 3.2, Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this subparagraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

ARTICLE 4: EFFECT OF TERMINATION ON COMPENSATION

4.1 Termination by Expiration. If Executive’s employment hereunder shall be terminated by expiration of the term as provided in paragraph 2.1 (including any extensions of the term of this Agreement thereunder) because either party has provided an Expiration Notice, Executive’s employment with Company shall nonetheless continue until such employment is actually terminated by either Company or Executive upon such expiration or at any time thereafter, with such actual termination and the effective date thereof to be stated in a written notice to the other party which is provided in accordance with paragraph 8.1, and, in the case of a termination following such expiration by Executive for Good Reason (as described below), such notice shall be provided in accordance with paragraph 2.4 and the Good Reason Termination Procedure shall apply to any such termination. In the event an Expiration Notice is provided by either party, all compensation and all benefits to Executive hereunder shall continue to be provided until the expiration of such term, and thereafter Executive shall receive such compensation and benefits as are determined by Company (it being understood that determinations by Company in this regard could provide Executive with Good Reason for purposes of the immediately following sentence) until his employment with Company is actually so terminated. Upon such actual termination of Executive’s employment with Company all compensation and benefits shall terminate contemporaneously with termination of his employment with Company, except as otherwise provided in the following sentence or under any other agreement or plan of Company that provides post-termination benefits. Upon any such actual termination of Executive’s employment with Company which is upon or following the expiration of the term as described in paragraph 2.1 where the Expiration Notice was given by Company, and subject to paragraph 4.4, if Executive’s employment with Company has been terminated (a) by Company and such termination is for any reason other than a reason encompassed by paragraph 2.2(i), 2.2(ii), or 2.2(iii) or (b) by Executive for Good Reason (assuming for purposes of these clauses (a) and (b) only that this Agreement were still in effect continually until and also at the time of any such termination), then Company shall provide Executive with a lump sum cash termination payment in an amount equal to one times Executive’s annual base salary at the highest rate in effect at any time upon or following expiration of the term as provided in paragraph 2.1. Subject to paragraph 4.4, any lump sum cash termination payment due to Executive pursuant to the preceding sentence shall be paid to Executive on the 60th day after the date of Executive’s actual termination of employment with Company. For purposes of clarity, Executive’s termination of employment hereunder by expiration of the term as provided in paragraph 2.1 is the only circumstance where Executive’s employment with Company may continue following a termination of employment hereunder, so that a termination of Executive’s employment hereunder under any other provisions of this Agreement automatically also results in an actual termination of Executive’s employment with Company.

4.2 Termination by Company. If Executive’s employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, except as hereinafter provided, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment (except as otherwise provided under any other agreement or plan of Company that provides post-termination benefits); provided, however, that, subject to paragraph 4.4 below, if such termination shall be for any reason other than the expiration of the term as described in paragraph 2.1 or any reason other than a reason encompassed by paragraph 2.2(i), 2.2(ii), or 2.2(iii), then Company shall provide Executive with a lump sum cash payment equal to one times Executive’s annual base salary at the rate in effect under paragraph 3.1 on the date of such termination. Subject to paragraph 4.4, any lump sum cash payment due to Executive pursuant to the preceding sentence shall be paid to Executive on the 60th day after the date of Executive’s termination of employment with Company.

4.3 Termination by Executive. If Executive’s employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1, then, upon such termination, except as hereinafter provided, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment (except as otherwise provided under any other agreement or plan of Company that provides post-termination benefits); provided, however, that, subject to paragraph 4.4 below, if such termination occurs for Good Reason, then Company shall provide Executive with a lump sum cash payment equal to one times Executive’s annual base salary at the rate in effect under paragraph 3.1 on the date of such termination. Subject to paragraph 4.4, any lump sum cash payment due to Executive pursuant to this paragraph shall be paid to Executive on the 60th day after the date of Executive’s termination of employment with Company.

4.4 Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of the termination payments under paragraph 4.1, 4.2 or 4.3 hereof, as applicable, Executive shall first execute a release, in the form established by the Board, releasing the Board, Company, and Company’s parent corporation, subsidiaries, affiliates, and their respective equityholders, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character including, without limitation, all claims or causes of action arising out of Executive’s employment with Company or its affiliates or the termination of such employment, but excluding all claims to vested benefits and payments Executive may have under any compensation or benefit plan, program or arrangement, including this Agreement. Executive shall provide such release no later than 50 days after the date of his termination of employment with Company and, as a condition to Company’s obligation to provide termination payments in accordance with paragraphs 4.1, 4.2 and 4.3, Executive shall not revoke such release. The performance of Company’s obligations hereunder and the receipt of any termination payments provided under paragraphs 4.1, 4.2 and 4.3 shall constitute full settlement of all such claims and causes of action.

4.5 No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 4. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 4 apply shall not reduce Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 4.

4.6 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages.

4.7 Section 409A Matters. Notwithstanding any provision in this Agreement to the contrary, if Executive is a specified employee (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance thereunder and determined in accordance with any method selected by Company that is permitted under the regulations issued under Section 409A of the Code), and the payment of any amount or benefit under this Agreement to or on behalf of Executive would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six months following the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder) shall be accumulated and paid or provided, as applicable, on the date that is six months after Executive’s separation from service (or if such date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest; provided, however, that Executive shall be entitled to receive the maximum amount permissible under Section 409A of the Code and the applicable administrative guidance thereunder during the six-month period following his separation from service that will not result in the imposition of any additional tax or penalties on such amount. For all purposes of this Agreement, Executive shall be considered to have terminated employment with Company when Executive incurs a “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the applicable administrative guidance issued thereunder. To the extent that Section 409A of the Code is applicable to this Agreement, the provisions of this Agreement shall be interpreted as necessary to comply with such section and the applicable administrative guidance issued thereunder.

4.8 Other Benefits. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to his ownership rights in Oxford LP, and Other Benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters. Notwithstanding anything to the contrary herein, in connection with any termination of employment of Executive, in the case of any Other Benefit to which Executive may be entitled that is governed by the terms of any written plan, policy or agreement of Company, Executive’s entitlement to such benefit and the timing of any payment thereof shall be determined under the applicable provisions of such plan, policy or agreement.

ARTICLE 5: PROTECTION OF CONFIDENTIAL INFORMATION

5.1 Disclosure to and Property of Company. All information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment with Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to Company’s (or any of its affiliates’) business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, “Confidential Information”) shall be disclosed to Company and are and shall be the sole and exclusive property of Company (or its affiliates). Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of Company (or its affiliates). Upon Executive’s termination of employment with Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company.

5.2 Disclosure to Executive. Company has disclosed and will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of Company (or its affiliates); and/or has entrusted and will entrust Executive with business opportunities of Company (or its affiliates); and/or has placed and will place Executive in a position to develop business good will on behalf of Company (or its affiliates). Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of Company (or its affiliates).

5.3 No Unauthorized Use or Disclosure. Executive agrees that he shall not, at any time during or after Executive’s employment with Company, make any unauthorized disclosure of, and shall prevent the removal from Company premises of, Confidential Information or Work Product of Company (or its affiliates), or make any use thereof, except in the carrying out of Executive’s responsibilities during the course of Executive’s employment with Company. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide Company with prompt notice of such requirement prior to making any such disclosure, so that Company may seek an appropriate protective order or otherwise contest such disclosure. At the request of Company at any time, Executive agrees to deliver to Company all Confidential Information that he may possess or control. Executive agrees that all Confidential Information of Company (whether now or hereafter existing) conceived, discovered or made by him during the period of Executive’s employment with Company exclusively belongs to Company (and not to Executive), and Executive shall promptly disclose such Confidential Information to Company and perform all actions reasonably requested by Company to establish and confirm such exclusive ownership. Affiliates of Company shall be third party beneficiaries of Executive’s obligations under this Article 5. As a result of Executive’s employment with Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product to the same extent, and on the same basis, as Company’s Confidential Information and Work Product.

5.4 Ownership by Company. If, during Executive’s employment with Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), including any Work Product, Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5 Assistance by Executive. During the period of Executive’s employment with Company and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company’s (or its affiliates’) worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.6 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article 5 by terminating payments then owing to

Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.

ARTICLE 6: NON-COMPETITION OBLIGATIONS

6.1 Non-competition Obligations. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect the trade secrets and confidential information of Company and its affiliates that have been or will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates, and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the provisions of this Article 6. Executive agrees that, during the period of Executive’s non-competition obligations hereunder, Executive shall not, directly or indirectly for Executive or for others, in any geographic area or market where Company is conducting any business as of the date of termination of the employment relationship:

(i)	engage in any business that is competitive with the business conducted by Company;

(ii)	render any advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, with any business that is competitive with the business conducted by Company;

(iii)	induce any employee of Company or its affiliates to terminate his or her employment with Company or its affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company; or

(iv)	request or cause any customer of Company or its affiliates to terminate any business relationship with Company or its affiliates.

The non-competition obligations under this Agreement shall apply during the period that Executive is employed by Company and shall continue for 12 months after the date of the termination of Executive’s employment with Company for any reason except any termination of this Agreement pursuant to paragraph 2.1 (Termination by Expiration). For the avoidance of doubt, the non-competition obligations under this Agreement shall not continue after the date of the termination of Executive’s employment with Company if such termination occurs for any reason at any time at or after the expiration of this Agreement as provided in paragraph 2.1 by reason of either Company or Executive having given an Expiration Notice pursuant to paragraph 2.1. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restrictions.

6.2 Enforcement and Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Executive, and Company shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

6.3 Reformation. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Company and its affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 7: NONDISPARAGEMENT

Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, its affiliates, or any of such entities’ officers, employees, agents or representatives that (i) are slanderous, libelous, or defamatory; (ii) disclose private or confidential information about Company, its affiliates, or any of such entities’ business affairs, officers, employees, agents, or representatives; (iii) constitute an intrusion into the seclusion or private lives of the officers, employees, agents, or representatives of Company or its affiliates; (iv) give rise to unreasonable publicity about the private lives of the officers, employees, agents, or representatives of Company or its affiliates; (v) place Company, its affiliates, or any of such entities’ officers, employees, agents, or representatives in a false light before the public; or (vi) constitute a misappropriation of the name or likeness of Company, its affiliates, or any of such entities’ officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

Company agrees that, both during Executive’s employment relationship and after the employment relationship terminates, Company, its affiliates, and such entities’ officers, employees, agents or representatives shall refrain from publishing any oral or written statements about Executive that (i) are slanderous, libelous, or defamatory; (ii) disclose private or confidential information about Executive; (iii) constitute an intrusion into the seclusion or private life of Executive; (iv) give rise to unreasonable publicity about the private life of Executive; (v) place Executive in a false light before the public; or (vi) constitute a misappropriation of the name or likeness of Executive. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.

The nondisparagement obligations of this Article 7 shall not apply to communications with law enforcement or required testimony under law or court process.

ARTICLE 8: MISCELLANEOUS

8.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Oxford Resources GP, LLC
544 Chestnut Street
P.O. Box 427
Coshocton, Ohio 43812
Attention: Chairman of the Board

with a copy to:	AIM Infrastructure MLP Fund, L.P.
950 Tower Lane
Suite 800
Foster City, California 94404
Attention: Brian D. Barlow and Matthew P. Carbone

If to Executive to:	Gregory J. Honish
P.O. Box 64
St. Clairsville, Ohio 43950

or to such other address as either party may furnish to the other party in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

8.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Ohio.

8.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

8.6 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement or otherwise all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

8.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

8.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

8.9 Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with Company.

8.10 Assignment and Assumption. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his heirs. Except as provided in the preceding provisions of this paragraph, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

8.11 Term. This Agreement has a term co-extensive with the term of employment provided for in Article 2. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. The provisions of paragraphs 2.4, 2.5, 4.1, 4.4, 4.5, 4.6, 4.7 and 4.8 and Articles 5, 6, 7 and 8 shall survive any termination of this Agreement.

8.12 Entire Agreement. Except as provided in the Excepted Plans/Agreements (as defined below), as of the Effective Date, this Agreement shall constitute the entire agreement of the parties with regard to the subject matter hereof, and shall contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive with Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the Effective Date and relating to the subject matter hereof (other than the Excepted Plans/Agreements), including without limitation the Existing Agreement, are as of the Effective Date superseded by this Agreement and null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged. For purposes hereof, the “Excepted Plans/Agreements” are (i) the written benefit plans and programs referenced in paragraph 3.3(iii) (and any agreements between Company and Executive that have been executed under such plans and programs) and paragraph 4.8, (ii) any signed written agreement contemporaneously or hereafter executed by Company and Executive and (iii) any exceptions provided for in the terms of this Agreement.

8.13 Legal Expenses. If Executive incurs legal costs and expenses (including reasonable attorneys’ fees) in any contest relating to rights under this Agreement and prevails in such contest, Company shall reimburse Executive for his reasonable legal costs and expenses (including reasonable attorneys’ fees) incurred with respect to such contest.

8.14 Liability Insurance. Company shall maintain a directors’ and officers’ insurance liability policy throughout the term of this Agreement and shall provide Executive with coverage under such policy on terms not less favorable than provided to other Company directors and officers.

8.15 Arbitration.

(i) Company and Executive agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement, the termination of this Agreement, or any other aspect of the Executive’s employment relationship with Company or the termination thereof. Any such dispute or disagreement shall be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single arbitrator. Arbitration shall take place in Columbus, Ohio, unless the parties mutually agree to a different location. Company and Executive agree that the decision of the arbitrator shall be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. The costs of the proceedings shall be borne equally by the parties unless the arbitrator orders otherwise.

(ii) Notwithstanding the provisions of paragraph 8.15(i), (a) Company may, if it so chooses, bring an action in any court of competent jurisdiction for temporary or preliminary injunctive relief to enforce Executive’s obligations under Article 5, 6 or 7, pending a decision by the arbitrator in accordance with paragraph 8.15(i), and (b) Executive may, if he so chooses, bring an action in any court of competent jurisdiction for temporary or preliminary injunctive relief to enforce Company’s obligations under Article 7, pending a decision by the arbitrator in accordance with paragraph 8.15(i). In any such action by Company, Executive may raise in such court any objections that he may have with regard to the enforceability of his obligations under Article 5, 6 or 7.

[Signature page follows.]

IN WITNESS WHEREOF, Company and Executive have executed this Agreement effective as of the Effective Date.

Oxford Resources GP, LLC

By:	/s/ Charles C. Ungurean
Name:	Charles C. Ungurean
Title:	President and Chief Executive Officer

“COMPANY”

/s/ Gregory J. Honish
Gregory J. Honish

“EXECUTIVE”